Exhibit 99.1

         Beverly Enterprises Board Rejects Appaloosa Group's Proposals

     FORT SMITH, Ark.--(BUSINESS WIRE)--Feb. 3, 2005--Beverly Enterprises, Inc. (NYSE:BEV) today issued the following letter in response to the alternative expressions of interest by the Appaloosa group in acquiring BEI:


     Mr. Arnold M. Whitman
     Chief Executive Officer
     Formation Capital, LLC
     1035 Powers Place
     Alpharetta, Georgia  30004

     Dear Arnie:

     The Board of Directors of Beverly Enterprises, Inc. (BEI) has considered your group's alternative indications of interest in acquiring BEI - expressed through your letters dated
     December 22, 2004 and January 19, 2005.

     Our Board has unanimously concluded that your proposals are not in the best interests of BEI or our shareholders. In making this decision, the Board took into account, among other things:

        -- Its confidence in the company's strategic plan and business segment growth initiatives, the operating and financial progress we've achieved in recent years, the proven ability of management to deliver on its commitments and our prospects for future value creation;

        -- Its belief that neither of your alternative transaction structures, as presented, could be successfully financed within the terms of your indications of interest;

        -- Its serious concern that the highly contingent nature of your proposals and their underlying financing structures make them illusory - and that to pursue them would be futile and would threaten shareholder value;

        -- Your apparent reliance on financial engineering - rather than substantive growth and high-quality patient care - that would slow BEI's momentum and negatively impact our financial performance; and

        -- The fact that both indications of interest dramatically undervalue BEI, based upon its current performance levels and significant growth opportunities.

     The Board, in consultation with its legal and financial advisors --Latham & Watkins and Lehman Brothers, respectively - carefully conducted its review within the context of a company that has completed a dramatic financial and operating turnaround, which has resulted in the creation of substantial value for our shareholders. Specifically:

        -- Our stock has more than quadrupled in price between January 2003 and January 21, 2005 (the last trading day prior to the public disclosure of your letters);

        -- Our EBITDA from continuing operations (on a comparable basis) has more than tripled in the past four years;

        -- We have enhanced the company's financial position and strengthened its balance sheet considerably, reducing total debt by 43 percent and increasing cash nearly ten-fold during the past four years; and

        -- We have established BEI as a leader in providing innovative clinical services and quality care for the elderly.

     Importantly, the financial market is just now beginning to recognize the value that we are creating. With strong momentum behind us, we have begun implementing specific growth initiatives that contemplate significant capital investments, strategic acquisitions and the accelerated growth of our service businesses. Your opportunistic attempt to exploit short term conditions in the capital markets would deny our shareholders the dramatic additional value we believe will be generated by these growth initiatives and by the continued execution of our long-term strategic plan.

     Further, the Board has serious concerns about your ability and willingness to actually consummate either of the transactions outlined in your letters. In particular:

        -- Neither of your letters identifies a financing structure or sources of financing;

        -- Exploration of even the feasibility of the financing required to complete either of the transactions would require protracted and undefined due diligence by your group that would disrupt our operations - for an outcome that is uncertain, at best.

        -- Our belief that rising interest rates and attendant changes in the capital markets (including the availability and cost of leveraged financing, based on either cash flows or real estate assets) make your alternative structures even more problematic and uncertain.

     The highly-leveraged transactions you contemplate (even if they were feasible) would ultimately return BEI to the over-leveraged, financially weak condition the company was in prior to our turnaround. Prior to our extensive and successful restructuring program, BEI's heavy debt load made it difficult to make investments in our business to effectively serve our patient base, investments that are critical to achieving sustainable growth and greater value for shareholders in our sector.

     Moreover, your principal interest in acquiring our real estate - in what is essentially a financial transaction - does not take into account the adverse effects this could easily have on the political environment in which the long-term healthcare industry operates, particularly as key Medicaid and Medicare reimbursement policies remain under review.

     Finally, in the Board's view, your suggested transaction structure fails to recognize the greater overall value that results from the close fit between BEI's skilled nursing facilities and our service operations, which we described at considerable length during our Investor Day last month. It also ignores the challenges that would be faced by a stand-alone micro-cap public company composed solely of ancillary service businesses.

     All these factors call into question whether the true beneficiaries of either of the transactions you outlined would be BEI shareholders - or only the small group of opportunistic investors you represent.

     The total absence of detail about your financing plans and sources in your two letters - and the inherent implausibility of your alternative transaction structures in light of current
     (let alone future) capital market conditions - lead us to conclude that your indications of interest are neither serious nor credible. In short, we believe your motives are to stampede us into some form of transaction that will enable your group to make a quick profit from your newly acquired stock. We are not interested in playing a game that some would describe as "green mail."

     The Board and management of BEI are committed to delivering value to all of the company's shareholders, a commitment that we continue to make significant progress in fulfilling. In light of the considerations that we have outlined here, the Board has concluded that the transactions you suggest are not in the best interests of BEI or its shareholders.

     William R. Floyd
     Chairman and
     Chief Executive Officer
     Beverly Enterprises, Inc.


     Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. BEI, through its subsidiaries, currently operates 351 skilled nursing facilities, as well as 18 assisted living centers, and 53 hospice and home health centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.

     CONTACT: Beverly Enterprises, Inc., Fort Smith
              Investor Contact:
              James M. Griffith, 479-201-5514
              or
              News Media Contact:
              Blair C. Jackson, 479-201-5263